EXHIBIT G
ESCROW AGREEMENT, DATED AS OF MARCH 21, 2011, AMONG SINA, MAXPRO,
EVER KEEN AND JPMORGAN CHASE BANK, N.A.
ESCROW AGREEMENT
     THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time and including any and all written instructions given to the Escrow Agent (hereinafter defined) pursuant hereto, this “Agreement”) is made and entered into as at March 21, 2011, by and among Maxpro Holdings Limited (“Maxpro”) and Ever Keen Holdings Limited (“Ever Keen”, and together with Maxpro, the “Sellers”), each, a limited liability company incorporated in the British Virgin Islands, SINA CORPORATION, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Purchaser”; each of the Sellers and the Purchaser, a “Party” and collectively, the “Parties”) and JPMorgan Chase Bank, N.A., acting through its Hong Kong branch (the “Escrow Agent”).
WHEREAS, the Parties have entered into a share purchase agreement dated February 28, 2011 (the “Purchase Agreement”; terms defined in the Purchase Agreement and not otherwise defined herein are used herein as therein defined) pursuant to which the Purchaser has agreed to purchase from the Sellers, and the Sellers have agreed to sell to the Purchaser, 76,986,529 outstanding ordinary shares, par value US$0.0001 per share of Mecox Lane Limited, a Cayman Islands corporation; and
WHEREAS, the Parties wish to jointly appoint the Escrow Agent to provide certain services to the Parties as set out in this Agreement;
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.	Appointment
     The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.
2.	Escrow Fund; Escrow Account

2.1	Pursuant to Section 2.02(b)(ii) of the Purchase Agreement, the Purchaser agrees to deposit with the Escrow Agent on the date hereof the sum of US$9,897,773 (the “Escrow Deposit”).

2.2	The Escrow Agent shall hold the Escrow Deposit and all interest and other amounts earned thereon (the “Escrow Fund”) on the terms and subject to the conditions of this Agreement.

2.3	During the term of this Agreement, the Escrow Fund shall be deposited in the following interest-bearing account with the Escrow Agent (the “Escrow Account”). All interest accrued in respect of the Escrow Fund shall be retained in the Escrow Account and form part of the Escrow Fund.

Beneficiary Bank	: JPMorgan Chase Bank, N.A., Hong Kong Branch

Beneficiary Bank SWIFT	: CHASHKHH

Beneficiary	: JPMCB, NA — Maxpro/Ever Keen/Sina Corp — Escrow Account

Beneficiary Account #	: 6872261620
3.	Purpose of the Escrow Funds
This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.
© J.P. Morgan Chase & Co. 2009. All Rights Reserved

3.1	The Parties acknowledge and agree that the Escrow Amount is to secure the indemnification obligations of the Sellers contained in Section 8.02(a) and Section 8.02(b) of the Purchase Agreement.

4.	Disposition and Termination

4.1	If at any time the Escrow Agent receives (i) a written instruction jointly executed by an authorized officer of each of the Purchaser and the Sellers; or (ii) a final nonappealable judgment of a court having competent jurisdiction over the matters relating to the claim by the Purchaser for indemnification from the Sellers, the Escrow Agent shall, promptly upon receipt of such written instruction or such judgment, transfer to the Purchaser or the Sellers, as the case may be, by wire transfer in immediately available funds, out of the Escrow Account such amount or amounts in cash as are set forth in such joint written instruction or in such judgment, as the case may be.

4.2	At any time prior to the date (the “Expiration Date”) that is 15 months following the Closing Date (as defined in the Purchase Agreement), the Purchaser may claim indemnification from the Sellers pursuant to Sections 8.01 and 8.02 of the Purchase Agreement by delivering a notice of claim (each, a “Purchaser Notice”) to the Sellers (a copy of which notices shall be provided to the Escrow Agent) stating the amount claimed by the Purchaser,

4.3	Notwithstanding to Section 4.1, if the Escrow Agent has not received copies of any Purchaser Notices prior to the Expiration Date, the Escrow Agent shall, on the Expiration Date, transfer to the Sellers by wire transfer in immediately available funds out of the Escrow Account all remaining funds from the Escrow Account, and the Escrow Agreement shall terminate.

4.4	If, as of the Expiration Date, the Escrow Agent has received copies of one or more Purchaser Notices relating to unresolved Purchaser indemnification claims, the Escrow Agent shall (i) on the Expiration Date, transfer to the Sellers by wire transfer in immediately available funds out of the Escrow Account all remaining funds from the Escrow Account less the aggregate amount claimed in the Purchaser Notices (the “Claimed Amounts”), and (ii) administer any remaining Claimed Amounts in accordance with Section 4.1.

4.5	Except as set out in Section 4.3 above, this Escrow Agreement shall terminate on the earlier of: (i) a date on which there are no funds remaining in the Escrow Account; and (ii) the date the Purchaser and the Sellers agree in writing to terminate this Agreement,

4.6	Sections 6, 7, 8, 9 and this Section 4.6 shall survive the termination of this Agreement.

5.	Escrow Agent

5.1	The Escrow Agent shall have only those duties as are specifically and expressly provided herein (and no implied duties), which shall be deemed purely ministerial in nature, and shall under no circumstances be deemed a fiduciary for the Parties. The Escrow Agent shall be neither responsible for, nor chargeable with knowledge of, or have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties in connection herewith, if any, including without limitation the Purchase Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, even though reference thereto may be made in this Agreement.

5.2	In the event of any conflict between the terms and provisions of this Agreement and those of the Purchase Agreement or any other agreement among the parties to this Agreement, the terms and conditions of this Agreement shall control.

5.3	Subject to Section 17, the Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to
This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.
© J.P. Morgan Chase & Co. 2009. All Rights Reserved

it hereunder and believed by it to be genuine and to have been signed or presented by the proper person(s) without inquiry and without requiring substantiating evidence of any kind. Subject to Section 17, the Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such notice, document, instruction or request.

5.4	The Escrow Agent shall have no duty to solicit any payments which may be due to it, to the Escrow Fund or to the Escrow Account, including, without limitation, the Escrow Deposit, nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with the Escrow Agent hereunder.

5.5	Under no circumstances shall the Escrow Agent be obliged to make any payment from the Escrow Account, where such payment would result in a negative balance in the Escrow Account.

5.6	The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys who may be affiliated entities (defined below) (and shall be liable only for its gross negligence, willful misconduct, bad faith or fraud (as finally adjudicated in a court of competent jurisdiction) in the selection of any such agent or attorney, except that the Escrow Agent shall accept the same level of liability for any affiliated entity as for itself). The Parties irrevocably authorize the Escrow Agent to disclose information relating to any of the Parties or the Escrow Fund to such agent or attorney without further notice to or consent from any of the Parties. For the purpose of this Agreement, “affiliated entities” means any subsidiaries, branches or sub-branches of the Escrow Agent.

For the purpose of this Agreement, bad faith means an intentional dishonest act done with a malicious motive by an Indemnitee (as defined in Section [8] of this Agreement) that is not in compliance with the legal or contractual terms and obligations set forth in this Agreement.

5.7	The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons, except for gross negligence, willful misconduct, bad faith or fraud (as finally adjudicated in a court of competent jurisdiction).

5.8	In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party which, in its opinion, are insufficient or incomplete or conflict with any of the provisions of this Agreement or any applicable law, rule, regulation, order, ruling or directive, or any rule, policy, code, requirement or determination of any government, regulatory or self-regulatory body or market practice, the Escrow Agent shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held by it in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction.

5.9	The Escrow Agent may engage or be interested in any financial or other transaction with either or both of the Parties or affiliate(s) thereof, and may act on the instructions of, or as depositary, trustee or agent for, any committee or body of holders of obligations of such Party or such affiliate(s), as freely as if it were not the Escrow Agent hereunder.

5.10	The rights and remedies of the Escrow Agent set forth in this Agreement shall be cumulative, and not exclusive, of any rights and remedies available to it at law or equity or otherwise.
This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.
© J.P. Morgan Chase & Co. 2009. All Rights Reserved

5.11	The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.

6.	Resignation

6.1	The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving the Parties thirty (30) days advance notice of such resignation in writing and specifying a date when such resignation shall take effect (the “Effective Resignation Date”). The Sellers and the Purchaser may at any time jointly remove the Escrow Agent by giving ten Business Days’ written notice signed by each of them to the Escrow Agent.

6.2	The Escrow Agent’s sole responsibility on or after the Effective Resignation Date shall be to hold the Escrow Fund and to deliver the same to (i) a successor escrow agent, if any, designated by the Parties or (ii) any Party or the Parties, in each case as notified by the Parties in writing to the Escrow Agent in accordance with this Agreement, at which time of delivery this Agreement and the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 4.6.

6.3	If, prior to the Effective Resignation Date, the Parties have failed to appoint a successor escrow agent, or instruct the Escrow Agent to deliver the Escrow Fund to any Party in accordance with clause (ii) of Section 9.2 above, the Escrow Agent may, at any time on or after the Effective Resignation Date, appoint a successor escrow agent of its own choice. Any such appointment shall be binding upon all of the parties hereto and the Escrow Agent shall deliver the Escrow Fund to the successor escrow agent so appointed, at which time of delivery this Agreement and the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 4.6.

7.	Compensation and Reimbursement

7.1	The Parties agree to pay the Escrow Agent upon execution of this Agreement and from time to time thereafter compensation for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Schedule 2 attached hereto and reimburse the Escrow Agent for all expenses arising out of or incurred in connection with or in order to comply with, the terms of this Agreement or any applicable legal, tax, accounting or regulatory requirements (including, without limitation, any fees of counsel, accountants or skilled persons pursuant to Section 8.7 and any costs and expenses incurred in making disclosure pursuant to Section 13.2) forthwith on receipt of an invoice detailing the same. The Sellers and the Purchaser shall each pay 50% of all such fees and expenses. All such fees and expenses may be charged to the Escrow Account and/or the Escrow Fund (if any).

7.2	All compensation, reimbursement and other amounts payable by any Party under this Agreement shall be paid without setoff and without deduction for any withholding, value-added or other similar taxes, charges, fees or assessments. The Sellers on the one hand, and the Purchaser on the other hand, shall severally but not jointly indemnify the Escrow Agent on an after-tax basis against the full amount of any taxes (including, but not limited to stamp duty), fees, expenses, assessments or other charges paid by the Escrow Agent and any losses arising therefrom or with respect thereto, relating to or in connection with any amounts payable under this Agreement whether or not such taxes, fees, expenses, assessments or other charges were correctly or legally asserted. If any Party shall be required by any applicable law to make any deduction or withholding on account of taxes with respect to any amount payable under this Agreement, then it shall (i) pay such additional amounts so that the net amount received by the Escrow Agent of such payment is not less than the amount which the Escrow Agent would have received had no such deduction or withholding been made; and (ii)
This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.
© J.P. Morgan Chase & Co. 2009. All Rights Reserved

promptly deliver to the Escrow Agent all tax receipts evidencing payment of taxes so deducted or withheld.

7.3	On termination pursuant to Section 4.5 or resignation pursuant to Section 9.1, the Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses that the Escrow Agent reasonably believes it may incur in connection with the termination of, or its resignation as Escrow Agent under, this Agreement.

8.	Liability

8.1	None of the Escrow Agent, its affiliated entities, or any of their respective directors, officers and employees shall under any circumstances be liable to any Party for any loss, damage or expense suffered or incurred by any Party as a direct or indirect result of:
(i)	the insolvency of the Escrow Agent or any of its affiliated entities or any act, omission or insolvency of any settlement system; or

(ii)	any forces beyond the control of the Escrow Agent, including, but not limited to, acts of God, fire, war, terrorism, floods, strikes, electrical outages or equipment or transmission failures.
8.2	Any liability of the Escrow Agent under this Agreement will be limited to the amount of fees paid to the Escrow Agent.

8.3	Subject to Sections 11.1 and 11.2, neither the Escrow Agent nor any of its directors, officers or employees shall be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Party. Nevertheless, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

9.	Indemnity

9.1	The Sellers, on the one hand, and the Purchaser, on the other hand, shall, severally but not jointly, indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, managers, attorneys, accountants, experts, agents and employees (the “indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs and expenses (including, without limitation, the fees and expenses of in house or outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Losses”) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the indemnitee(s), except in the case of any indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence, willful misconduct, bad faith or fraud of such indemnitee, or (ii) its following any instructions or other directions from any Party, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof.
This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.
© J.P. Morgan Chase & Co. 2009. All Rights Reserved

9.2	The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Fund for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Escrow Fund for its own account or for the account of any other indemnitee any amounts due to the Escrow Agent under Section 10 above or to any indemnitee under this Section 12.

10.	Account Opening Information and Disclosure of Information

10.1	Important Information about Procedures for Opening a New Account. To help in the fight against the funding of terrorism and money laundering activities, the Escrow Agent is required along with all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When and at any time after any Party opens an account, the Escrow Agent will ask for and that Party shall provide all information that will allow the Escrow Agent and/or any of its affiliated entities to identify that Party (and any relevant underlying beneficiaries) and to comply with all applicable law, rules, regulations guidelines and codes of conduct (including those issued by the Hong Kong Monetary Authority).

10.2	Disclosure of Information. The Parties irrevocably authorize the Escrow Agent and its affiliated entities, without further notice to or consent from any of the Parties, and whether during the continuance of or after the termination of this Agreement, to make the required disclosure of information relating to any of the Parties, any relevant underlying beneficiaries and/or any of the Escrow Account and Escrow Fund to (i) any proposed successor escrow agent; (ii) any of their respective auditors, regulators or legal advisers, (iii) to any party that, in the Escrow Agent’s opinion, is necessary or desirable for the purpose of allowing the Escrow Agent to perform its duties and to exercise its powers and rights hereunder, and (iv) any relevant authorities (including, without limitation, the Securities and Futures Commission and the Hong Kong Monetary Authority) or as otherwise required by any applicable law, court or legal process, and to provide the relevant authorities or court (as the case may be) with all such documents (or copies thereof) in the Escrow Agent’s possession as may be requested.
This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.
© J.P. Morgan Chase & Co. 2009. All Rights Reserved

11.	Tax Matters

11.1	The Escrow Agent is authorized to deduct or withhold any sum on account of any Tax required or which in its view is required to be so deducted or withheld or for which it is in its view liable or accountable by law or practice of any relevant revenue authority of any jurisdiction and, in each case, in accordance with the Escrow Agent’s usual and customary business practice. In this Agreement, “Tax” means all present and future taxes, levies, imposts or duties (including value added taxes and stamp duties) whatsoever and wheresoever imposed. The Escrow Agent is not responsible for the preparation or filing of any income, franchise or any other tax returns with respect to income earned or other transactions effected by the Escrow Account or Escrow Fund. The Escrow Agent shall have no responsibility for making reclaims of Tax on behalf of any of the Parties.

13.	Notices and funds transfer information

13.1	All communications hereunder shall be in writing and shall be deemed to be duly given and received:
(i)	upon delivery, if delivered personally, or upon confirmed transmittal, if by facsimile;

(ii)	on the next Business Day (as hereinafter defined) if sent by overnight courier; or

(iii)	four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.
13.2	All communications or fund transfers made to Purchaser, Sellers or the Escrow Agent pursuant to this Agreement will be made in accordance with the contact details or banking account information, as the case may be, shown below:
If to Purchaser
Sina Corporation
20/F Beijing Ideal International Plaza
No. 58 Northwest 4th Ring Road
Haidian District, Beijing, 100090, People’s Republic of China
Facsimile: +86 10 8260 7166
Attention: Herman Yu
If to Sellers
Maxpro Holdings Limited
Suite 2215, Two Pacific Place
This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.
© J.P. Morgan Chase & Co. 2009. All Rights Reserved

88 Queesnway, Hong Kong
People’s Republic of China
Facsimile: 852-2501-5249
Attention: Wendy Kok/Jimmy Wong
Ever Keen Holdings Limited
Suite 2215, Two Pacific Place
88 Queesnway, Hong Kong
People’s Republic of China
Facsimile: 852-2501-5249
Attention: Wendy Kok/Jimmy Wong
If to the Escrow Agent
c/o JPMorgan Chase Bank, N.A.
53/F., One Island East,
18 Westlands Road, Hong Kong
Attention: Escrow Department
Fax No.: +852 2167 8603
This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.
© J.P. Morgan Chase & Co. 2009. All Rights Reserved

13.3	Notwithstanding Sections 16.1 and 16.2:
(i)	in the case of communications delivered to the Escrow Agent pursuant to paragraphs (i), (ii) or (iii) of Section 16.1, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office; and

(ii)	in the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.
13.4	“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

14.	Security Procedures

14.1	Any fund transfer instruction and communications/instructions in relation to delivery of the Escrow Amount must be in writing and is irrevocable. Such instructions must include one of the authorized signatures of each Party set out in Part A of Schedule 1 hereto (“Schedule 1”) and the Escrow Agent is authorized to act upon that instruction if the actual or purported signature, regardless of how or by whom affixed, resembles the specimens set out in Schedule 1.

(a)	In the event such instructions are given, the Escrow Agent is authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to the person or persons designated in Part B of Schedule 1, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The Escrow Agent, at its discretion, may make recordings and retain such recordings of telephone conversation. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent, and shall be effective only after the Escrow Agent has had a reasonable opportunity to act on such changes.

(b)	Additionally, the Parties acknowledge that repetitive funds transfer instructions have been given to the Escrow Agent where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”). Such Standing Settlement Instructions are set forth in Schedule 1. Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for the Parties. Escrow Agent and the Parties agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of the Parties, without requiring a verifying callback, whether or not authorized, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for the Parties. The Parties acknowledge that such Standing Settlement Instructions are a security procedure and are commercially reasonable.

14.3	The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Purchaser or Sellers to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any funds in the Escrow Fund for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.
This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.
© J.P. Morgan Chase & Co. 2009. All Rights Reserved

14.4	If any funds transfer instruction requires payment in currency other than the currency of the Escrow Account and subject to applicable laws, the Escrow Agent may convert the Escrow Fund to the currency of that instruction at the Escrow Agent’s then prevailing rate of exchange. The Escrow Agent may deduct its fee for such conversion from the payment amount.

15.	Parties’ Representations, Warranties and Undertakings
Each of the Parties, severally and not jointly, hereby represents, warrants and undertakes (as the case may be) to the Escrow Agent on a continuing basis that:
(a)	it is duly incorporated, established or constituted (as the case may be) and validly existing under the laws of its country of incorporation, establishment or constitution (as the case may be);

(b)	it is duly authorised and has taken all necessary action to allow it to enter into and perform this Agreement and the transactions contemplated under this Agreement;

(c)	it has obtained all authorisations of any governmental authority or regulatory body required in relation to it in connection with this Agreement and such authorisations remain in full force and effect;

(d)	the execution, delivery and performance of and the transactions to be effected under this Agreement will not violate (i) any law or regulation applicable to it, (ii) its constitutional documents, or (iii) any material agreement by which it is bound or by which any of its assets are affected; and

(e)	it will keep this Agreement confidential and, other than where disclosure is required by applicable law or regulation, will only disclose it (or any part of it) with the prior consent of the Escrow Agent.

16.	Compliance with Court Orders
     In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
17.	Miscellaneous

17.1	The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only in writing signed by the Escrow Agent and the Parties.

17.2	Subject to Section 20.3, neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party without the prior consent of all of the other parties hereto; provided, however, that the Purchaser may assign this Agreement to an Affiliate of the Purchaser without the consent of the other Parties.

17.3	Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, shall be party to this Agreement as Escrow Agent, and shall succeed to all rights and obligations of the Escrow Agent under this Agreement, without consent by, notice to or
This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.
© J.P. Morgan Chase & Co. 2009. All Rights Reserved

other further act by any of the Parties unless such consent, notice or act is required by any applicable law and may not be waived by the relevant Party or Parties. Each of the Parties agrees that if the Escrow Agent transfers its escrow business (or a business division of which the escrow business forms part) to another entity, it authorizes the Escrow Agent as its agent to sign an agreement with such entity in substantially the same form as this Agreement to procure that such agent be the successor Escrow Agent and succeeds to all rights and obligations of the Escrow Agent under this Agreement.

17.4	This Agreement shall be governed by and construed under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Each Party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the exclusive jurisdiction of the courts located in Hong Kong. To the extent that in any jurisdiction any Party may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, each party hereto irrevocably agrees not to claim, and it hereby waives, such immunity.

17.5	At any time after the date of this Agreement each of the Parties shall, at the reasonable request of the Escrow Agent and at the cost and expense of the relevant Party or Parties, execute or procure the execution of such document(s) and/or do or procure the doing of such acts and things as the Escrow Agent may in its absolute discretion deem necessary or desirable for the purpose of carrying out any of its obligations under this Agreement.

17.6	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.7	If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written.

17.8	Except as expressly provided in Sections 12 and 20.3 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.
This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.
© J.P. Morgan Chase & Co. 2009. All Rights Reserved

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
SINA CORPORATION

Signature:	/s/ Charles Chao

Printed Name:	Charles Chao

MAXPRO HOLDINGS LIMITED

Signature:	/s/ Kok Wai Yee

Printed Name:	Kok Wai Yee

EVER KEEN HOLDINGS LIMITED

Signature:	/s/ Kok Wai Yee

Printed Name:	Kok Wai Yee

[Signature Page to Sina Indemnity Escrow Agreement]
This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.
© J.P. Morgan Chase & Co. 2009. All Rights Reserved

duly authorized for and on behalf of JPMORGAN CHASE BANK, N.A., HONG KONG BRANCH as Escrow Agent
Signature: /s/ Ryan CP Lee
Printed Name: Ryan CP Lee
[Signature Page to Sina Indemnity Escrow Agreement]
This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.
© J.P. Morgan Chase & Co. 2009. All Rights Reserved

Schedule 1
Part A
(i)	Telephone Number(s) and Authorized Signature(s) of

(ii)	Person(s) Designated to give Funds Transfer Instructions
Purchaser

Name		Telephone Number	Signature

1.	Charles Chao

2.

3.

Sellers

Name		Telephone Number	Signature

1.	Kok Wai Yee

2.

3.

This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.
© J.P. Morgan Chase & Co. 2009. All Rights Reserved

Part B
(iii)	Telephone Number(s) of
Person(s) Designated to Confirm (by Call-Back) Funds Transfer Instructions
Purchaser

Name		Telephone Number

1.	Herman Yu

2.

3.

Sellers

Name		Telephone Number

1.	Kok Wai Yee

2.

3.

This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.
© J.P. Morgan Chase & Co. 2009. All Rights Reserved

PART C
Purchaser Standing Settlement Instructions
Corresponding Bank :
Corr Bank SWIFT :
Beneficiary Bank :
Ben Bank A/C# :
Further credit account name:
Further credit account number:
Sellers Standing Settlement Instructions
Name of Bank:
ABA#
Credit:
Account:
Further Credit Client Account Name:
Merrill Lynch Client Account Number:
The Parties agree that repetitive or standing settlement instructions will be effective as the funds transfer instructions of the Parties, whether or not authorized, if such settlement instructions are verified pursuant to the security procedure provided in the Escrow Agreement or such other security procedure that Escrow Agent and the Parties may agree to.
This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.
© J.P. Morgan Chase & Co. 2009. All Rights Reserved

Schedule 2
Escrow Agent’s Compensation:

One-off Acceptance Fee	Waived

Administrative Fee	Waived
Encompassing review, negotiation and execution of governing documentation, opening of the account, completion of all know your customer documentation, maintenance of accounts including authorized disbursements, provision of balance confirmations and all ancillary administrative duties.
Payable in advance on signing of this Agreement and thereafter on the anniversary of this Agreement until this Agreement being terminated. Fees paid are not refundable.
This document contains information that is confidential and the property of J.P. Morgan Chase & Co. or its affiliates. It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorised by J.P. Morgan Chase & Co. or its affiliates.
© J.P. Morgan Chase & Co. 2009. All Rights Reserved